EXHIBIT 10.1

THE SYMBOL “[****]” DENOTES PLACES WHERE CERTAIN IDENTIFIED

INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i)

NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE

COMPANY IF PUBLICLY DISCLOSED

1

2

3

4

5

6

7

8

9

10

11

12

13

14

15

16

17

18

19

20

21

22

23

24

25

26

27

28

29

30

31

32

33

34

35

36

37

38

39

40

41

SPORTSBOOK SOFTWARE LICENCE AND SERVICES AGREEMENT

This Sportsbook Software Licence and Services Agreement is made on 21st October 2020 between the following Parties:

(1) **Amelco UK Limited**, a company incorporated in the United Kingdom whose registered office is at 162-164, High Street, Rayleigh, Essex, SS6 7BS ("**Amelco**"); and

(2) **Golden Matrix Group Inc.**, a publicly traded company registered in Nevada USA, whose registered office is at 3651 Ste D131 Las Vegas, Nevada 89103, United States of America ("**GMGI**"):

together "the **Parties**" and each a "**Party**"

BACKGROUND

(A) Amelco has developed or has been licensed a Sportsbook comprising of software products for online betting activities, which includes the Sportsbook and the Licensed Application (as such terms are defined below); and

(B) GMGI wishes to acquire a licence to use Amelco's Sportsbook and Licensed Application for the purpose of sub-licensing (reselling) the Sportsbook and Licensed Application to GMGI's existing or potential resellers and/or operators and Amelco is willing to grant GMGI such a licence on the terms and conditions set out in this Agreement.

1. DEFINITIONS AND INTERPRETATION

1.1. In this Agreement:

"**Agreement**" means this Agreement, together with all its Schedules and Addendums.

"**Applicable Laws**" means all laws and regulations of any jurisdiction in the Territory that are applicable to this Agreement, to any of the Parties hereto or to any activity of any of the Parties hereto (and including without limitation the use of the Sportsbook or the Licensed Application by any person and/or entity including, without limitation, any End Users), as amended and in force from time to time, including the rules, regulations, orders, licences or permits (and the conditions upon which such licences and permits are granted) issued thereunder, including, without limitation, any rules, regulations, orders, licences and permits of any Competent Authority and including, without limitation, any gaming-related legislation, data protection laws, privacy laws, anti-spam laws and intellectual property laws.

"**Amelco IP**" means the Licensed Application and Sportsbook as well as the related Documentation and any and all Updates thereto and the Intellectual Property Rights of Amelco.

"**Availability**" means the percentage in each month expressed by (Actual Availability ÷ Available Minutes) where:

> "**Actual Availability**" means Available Minutes minus Unavailability in each calendar month;
>
> "**Available Minutes**" means the total number of minutes in a month (being forty three thousand two hundred (43,200) minutes during the month (or 40,320 if in February during a non-leap year) less Scheduled Downtime for such month up to a maximum deduction of 403 (or 376 if during a non- leap year February) minutes for Scheduled Downtime per each such month;
>
> "**Unavailability**" means the total number of minutes where the Hosting Services were not available less Scheduled Downtime for such month up to a maximum deduction of 403 (or 376 as per the above) minutes for Scheduled Downtime per each such month; and
>
> "**Scheduled Downtime**" means any downtime which has been mutually agreed with Amelco in advance on not less than 24 hours prior written notice (including by e-mail) and performed during agreed hours, provided that if the parties fail to agree Amelco (acting reasonably) may perform the work at any time and give notice to that effect to GMGI.

"**Availability Service Level**" means, in relation to the Hosting Services, the level per 12 calendar months as set forth in Schedule 3 (Hosting SLA).

"**Business Day**" means any day other than a Saturday, Sunday, or public or bank holiday in England.

"**Business Hours**" means from 9.00am to 5.00pm on a Business Day.

"Client-side of the Software" means that portion of the Software, which is the "client" in the Software's client-server architecture, whether in downloadable or non-downloadable form, including the related Documentation. The Client-side of the Software enables an End User's computer or other media to access and utilise the Services provided by the Server-side of the Software in order for the End User to interact with the Sportsbook.

"**Competent Authority**" means any governmental, judicial or regulatory authority having jurisdiction over this Agreement, any of the Parties hereto or any activity of any of the Parties hereto.

"**Defect**" means non-conformity of the Licensed Application and/or of any of the Software with the applicable Documentation and applicable specifications.

"**Deliverables**" means the Sportsbook, Licensed Application and the Services, and any and all Updates thereto, as provided from time to time by Amelco under this Agreement.

"**Delivery Dates**" mean the delivery dates mutually agreed by the Parties from time to time for the delivery of the Deliverables or any part thereof.

"**Documentation**" means the documentation, information, directions, explanations and similar materials relating to the Sportsbook and Licensed Application supplied by Amelco to GMGI from time to time.

"**End User**" means a person who uses the Licensed Application, solely through the Media Channels.

"**Excluded Territory(ies)**" means the following Australia, Afghanistan, Algeria, American Samoa, Azerbaijan, Bangladesh, Barbados, Bhutan, Belarus, Belgium, Cambodia, Cuba, Cyprus, Czech Republic, Denmark, France, Greece, Guatemala, Hong Kong, Iceland, Indonesia, Iran, Iraq, Israel, Italy, Jordan, Kuwait, Libya, Macau, Maldives, Mauritania, Oman, Pakistan, Philippines, Saudi Arabia, Singapore, Somalia, Spain, Sudan, Sweden Syria, Taiwan, Turkey, Tuvalu, Ukraine, U.S.A. and United Kingdom, and other jurisdictions as determined by Amelco from time to time in its sole discretion and any country in which either or both Parties is prohibited from doing business PROVIDED THAT, GMGI may elect to apply for permission to remove a territory from the list of Excluded Territories, insofar as it is able to satisfy Amelco (acting reasonably) that it or its Sub-licensee holds all permits and authorisations needed (and adheres in all material respects to the requirements of such permits and authorisations) in the specific territory to authorise such a supply as well as exercise its rights under clause 7.5.

"**GMGI IP**" means Intellectual Property Rights of GMGI and/or Sub-licensees.

"**Gross Revenues**" means the aggregate sums and stakes received by and/or owed to GMGI and/or Sub-licensees in direct connection with the Sportsbook (including bonuses staked where any conditionality has been fulfilled), less the total amount actually paid by GMGI and/or Sub-licensees as Winnings with respect to any Sportsbook event.

"**Group**" means in respect of a company, the ultimate parent undertaking of that company, together with every subsidiary undertaking of that ultimate parent undertaking.

"**Intellectual Property Rights**" means any and all intellectual and industrial property rights of all types or nature whatsoever, including, without limitation, patent, copyright, design rights, trade marks, data base rights, applications for any of the above, moral rights, know-how, trade secrets, domain names, URL, trade names or any other intellectual or industrial property rights (and any and all licences in connection with any of the same), whether or not registered or capable of registration, and whether subsisting in any specific country or countries or any other part of the world.

"IPR Claim" means a claim against either of the Parties that the use of any of the Sportsbook, the Licensed Application or the GMGI IP furnished by the other Party, as applicable, infringes the Intellectual Property Rights of any third party.

"Launch Date" means a date upon which the Sportsbook (or a material part of it) becomes available to End Users through at least one Media Channel.

"Licence" means the licence granted under Section 2 hereof, subject to the terms and conditions herein.

"**Licensed Application**" means the Client-side of the Software used to wager on the Sportsbook, which may be amended from time to time by mutual consent.

"**Media Channels**" means the websites which are owned and operated by GMGI's Sub-licensees, provided GMGI has received prior written consent from Amelco prior to the Licensed Application being available via

such website.

"**Modifications**" means any modifications, additions, translations or compilations to the Software or any part thereof, which constitutes additional features or functionalities, which may be supplied by Amelco to on the terms of this Agreement.

"**Rebate**" means any amounts allotted to the End-User(s), in direct connection with the wagering activities of such End User(s), where the conversion or withdrawal of such amounts may be subject to fulfilment of conditions but which ultimately results in cash being made available for the End-User to withdraw.

"**Services**" means the services that Amelco shall provide or procure the provision of to GMGI as further set out in Schedule 1 (Services).

"**Server-side of the Software**" means that portion of the Software, which is the "server" in the Software's client-server architecture, including the related Documentation.

"**Software**" means Amelco's Sportsbook software and platform, which is comprised of the Server-side of the Software and the Client-side of the Software, together.

"**Source Code**" means the human readable form of the Licensed Application and of the Sportsbook.

"**Sportsbook**" means the facilities for End Users to wager on the outcome of real events, simulated events, on something occurring or not occurring, whether or not by reference to such event, including any participant's performance at such an event whether alone or in conjunction with others provided by Amelco as more fully described in Schedule 1.

"**Sub-licensees**" means GMGI's existing or potential resellers and/or operators to whom GMGI sub-licenses the Sportsbook and Licensed Application in accordance with the terms and conditions of this Agreement.

"**Sublicence Agreement**" means an agreement between GMGI and a Sub-licensee in connection with the sub-licensing of the Sportsbook and Licensed Application.

"**Term**" means the period as set forth in Section 13.

"**Territory**" means any territory excluding Excluded Territories.

"**Updates**" shall mean changes and enhancements to the Software, including but not limited to bug fixes and maintenance changes that improve or upgrade functions or improve performance by changes in Software design. Updates shall not include Modifications.

"**Winnings**" means all real money winnings by End Users wagering in connection with the Sportsbook. For the avoidance of doubt, this shall not include Rebates

Capitalised terms not defined in this Section shall have the meaning ascribed to them in the text of the Agreement, including respective Schedules.

1.2. In this Agreement, unless otherwise specified, any reference to:

1.2.1. a statute or statutory provision includes a reference to the statute or statutory provision as modified or re-enacted or both from time to time, and to any subordinate legislation made under it;

1.2.2. sections, schedules and/or parties are to sections of and schedules and/or parties to this Agreement, respectively. A document is a reference to the document as from time to time supplemented or varied;

1.2.3. the singular includes the plural and vice versa and the masculine includes the feminine and the neuter genders and vice versa;

1.2.4. a person includes natural persons, firms, partnerships, companies, corporations, associations, organisations, governments, states, governmental or state agencies, foundations and trusts (in each case whether or not having separate legal personality);

1.2.5. a "subsidiary" or "holding company" is to be construed in accordance with Section 1159 of the UK Companies Act 2006 and "parent undertaking" or "subsidiary undertaking" is to be construed in accordance with Section 1162 of that Act;

1.2.6. times of the day are to London time; and

1.2.7. 'writing' includes fax transmission and e-mail but excludes SMS and similar means of communication.

1.2.8. The contents page and headings used in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

1.2.9. In this Agreement, any phrase introduced by the words include, including, includes and such as are to

be construed as illustrative and shall not limit the sense of the words preceding those words.

2. LICENCE

2.1. Subject to the terms of this Agreement including payment of all applicable fees hereunder, Amelco grants to GMGI a limited, non-exclusive, personal, non-transferable, non-assignable (other than as expressly set forth in the Agreement), revocable, royalty bearing licence, valid only during the Term, in the Territory:

2.1.1. subject to Section 3, to sublicense to any Sub-licensee the right to use, market and promote the Licensed Application and Sportsbook as well as the related Documentation, and any and all Updates thereto, for the purpose of supplying a remote wagering service enabling End Users to wager on the Sportsbook, through Media Channels, and for the promotion of the Licensed Application and Sportsbook;

2.1.2. to grant to an unlimited number of End Users a right to access and wager on the Sportsbook on the Licensed Application, solely through the Media Channels, for their personal use only.

2.2. The Licensed Application and Sportsbook licensed under the Agreement can be used in machine-readable object code form only.

2.3. GMGI shall ensure that the Licensed Application and Sportsbook are used only in accordance with their Documentation.

2.4. Except as expressly permitted by this Agreement or authorised in writing by the Amelco, GMGI shall not and shall ensure that the Sub-licensees shall not:

2.4.1. use, copy, modify, create derivative works from or distribute the Licensed Application, any of the Sportsbook, the Documentation, or any copy, adaptation, transcription, merged portion, or part thereof;

2.4.2. decode, reverse engineer, disassemble, decompile or otherwise translate or convert the Licensed Application, any of the Sportsbook, the Documentation or any part thereof;

2.4.3. transfer, loan, lease, assign, rent the Licensed Application, any of the Sportsbook, the Documentation or any part thereof;

2.4.4. incorporate, integrate or otherwise include Amelco IP or any portion thereof into any software, program or product;

2.4.5. remove or alter any trademark, logo, copyright, proprietary or similar notices, legends, symbols or labels from the Licensed Application, any of the Sportsbook, the Documentation or any copies or part thereof;

2.4.6. operate the Licensed Application, any of the Sportsbook or any part thereof for the benefit of or on behalf of any third party, including by way of application service provider services, internet service provider services, timesharing arrangements, outsourcing services or bureau services;

2.4.7. use the Licensed Application or any of the Sportsbook in a manner other than agreed by the Parties under Section 2 of the Agreement; or

2.4.8. authorise, permit or assist any third party to do any of the foregoing.

2.5. GMGI acknowledges and agrees that this Agreement does not grant GMGI any other licence or right, including the right to develop or make commercially available any product or service that integrates, incorporates, or otherwise makes use of the Amelco IP or the Confidential Information.

2.6. For the avoidance of doubt, the Licence referred to in Section 2.1 above is granted only in respect of the Client-side of the Software. Nothing in this Agreement provides GMGI any licence or right of any kind to the Server-side of the Software. GMGI acknowledges and agrees that as between it and Amelco, Amelco is and shall remain the sole and exclusive holder of all rights in and to the Server-side of the Software, and, without limiting the generality of the foregoing, is free to exploit the Server-side of the Software at its sole discretion but without prejudice to any exclusive rights herein to the Licensed Application in the Territory.

2.7. In the event that Amelco suspects fraud, hacking, abuse of the gaming application and/or money laundering, including sharing of data and details about individuals, bank accounts, credit cards and other relevant information, Amelco may, but is not obligated to, freeze End User's requests pending investigation and take any and all further actions. This includes, without limitation, refusing End User's requests and restricting access to the End User without incurring any liability towards the End User, GMGI and/or any third party.

2.8. Amelco may suspend and/or revoke any VPN connection provided to GMGI and/or any Sub-licensees in case of any suspicious or malicious network traffic.

2.9. Amelco may terminate or suspend the Licence with regards to any element of the Sportsbook provided under this Agreement, where:

2.9.1. Amelco has been notified or, acting reasonably, believes, that making the Sportsbook available is an infringement of, or may be likely to infringe any rights of any third party, including, without limitation to, Intellectual Property Rights;

2.9.2. Amelco has been notified by any regulatory authority it should cease making such Sportsbook available;

2.9.3. Amelco has concerns that GMGI or Sub-licensee has acted in a manner inconsistent with the licensing objectives of the Agreement;

2.9.4. Amelco has concerns regarding any information being provided to an End User regarding the Sportsbook are inconsistent with contracting fairly with End Users or any End User is not being afforded appropriate social responsibility protections; or

2.9.5. there is an error or a Defect in connection with the Sportsbook.

3. SUBLICENSING

3.1. GMGI shall be entitled to sublicense the Licensed Application and the Sportsbook on the terms of this Section 3.

3.2. GMGI may sublicense the Licensed Application and the Sportsbook to a Sub-licensee provided that the sublicence of the Licensed Application and Sportsbook by GMGI shall be by way of a Sublicence Agreement. Every Sublicence Agreement shall be based on the provisions of this Agreement and shall incorporate terms and conditions protecting Amelco, the Licensed Application and the Sportsbook to at least the same degree as the relevant provisions contained in this Agreement.

3.3. GMGI warrants, represents and undertakes to Amelco that:

3.3.1. it shall not approach Amelco's (including any entities in its Group) clients (licensees, operators, etc.) as well as potential clients with whom Amelco (or any entities in its Group) is holding negotiations, and in no case shall it enter into a contractual relationship with them in relation to the Sportsbook, unless GMGI received prior written approval from Amelco. If GMGI finds out that it is holding negotiations with Amelco's client or a potential client with whom Amelco (or any entities in its Group) is already in negotiations with, GMGI shall immediately stop negotiations with such client.

3.3.2. it will only sublicense the Licensed Application and the Sportsbook to Sub-licensees for such Sub-Licensees to use in (or make available in) the Territory and provided always that it has satisfied itself acting reasonably that each Sub-licensee has obtained and maintains during the term of the Sublicense Agreement, at its own expense, any and all permits, consents, regulatory licenses and authorisations necessary for the activities undertaken by the Sub-licensee all in accordance with Applicable Laws and orders of all Competent Authorities ("**Sub-licensee Regulatory Licences**");

3.3.3. it will conduct all appropriate "know your client" procedures with each potential Sub-licensee in accordance with good industry practice which includes, without limitation, the prerequisite of a Sub-licensee holding all necessary Sub-licensee Regulatory Licences and will monitor that any Sub-Licensee continues to be in compliance with the relevant criteria on an ongoing basis;

3.3.4 it will only sub-license the Licensed Application and the Sportsbook, once Amelco has confirmed it is satisfied by email that the intended commercial terms with the Sub-licensee provide Amelco with adequate protections in accordance with this Agreement, that GMGI has fulfilled its obligations in connection with the above and Amelco has been provided with copies of the proposed Sub-licensee's due diligence, including at a minimum, copies of the Sub-licensee's license and certificate of incorporation, PROVIDED THAT Amelco in confirming its satisfaction with the intended sub-licensee and/or the commercial terms it does not unreasonably withhold or delay the giving of such confirmation;

3.3.5 it will be responsible to pay in full and in a timely manner the applicable taxes (including the relevant gambling taxes) and fees which apply in connection with its business (including the sublicensing of the Licensed Application and the Sportsbook) including pursuant to the relevant permit, consents, licenses and authorisations which it is required to hold in relation thereto;

3.3.6 it will proactively manage its relations with all Sub-licensees (including for the purposes of ensuring that GMGI can fulfil its obligations to Amelco under this Agreement);

3.3.7 it will, where requested by the Amelco, provide all reasonably required data (including where required for Amelco to fulfil its legal and regulatory obligations) in connection with this Agreement;

3.3.8 it shall at the request of Amelco terminate or suspend the operation of any Sublicense Agreement with immediate effect in the event of:

a) any material breach by a Sub-licensee of the Sublicense Agreement;

b) if actions of GMGI constitute a material breach of this Agreement;

c) in the event that a Competent Authority threatens or instigates enforcement proceedings or actions against Amelco as a result of such Sublicense Agreement;

d) if a Competent Authority orders, notifies or recommends that Amelco should prevent the Sub-licensee from using the Licensed Application and the Sportsbook;

e) if Amelco has any regulatory or reputational concerns regarding the continuation of the Sublicense Agreement; or

f) if the-continuation of the Sublicense Agreement will have a detrimental impact on Amelco and/or any member of Amelco's Group (including as regards the ability of Amelco or any member of the Amelco's Group to be qualified for or to hold or maintain any license, permit or approval granted or to be granted anywhere in the world);

3.3.9. it will ensure it has the right to so terminate and/or suspend the operation under each Sublicense Agreement in the event that Amelco invokes its right under Section 3.3.7;

3.4. GMGI shall indemnify and hold harmless Amelco from and against any and all losses, demands, claims, damages, costs, expenses (including reasonable costs and expenses and VAT thereon) and liabilities suffered or incurred by Amelco or any member of Amelco's Group in connection with any breach by GMGI of Clauses 3.2 and 3.3.

3.5. Save for the provisions of 9.3, the grant by GMGI of any sublicense to the Licensed Application and the Sportsbook to a Sub-licensee shall not relieve or excuse GMGI of any responsibility or liability under this Agreement, nor shall the performance of GMGI's obligations be affected, and GMGI shall be primarily liable to Amelco solely in respect of any act or omissions of any Sub-licensee. GMGI shall indemnify and hold harmless Amelco in respect of any liability arising therefrom.

4. SERVICES AND RELATED PROVISIONS

4.1. Throughout the Term, Amelco shall provide the Services to GMGI as set forth in Schedule 1 (Services).

4.2. Amelco shall provide GMGI with the Hosting Services according to the Availability Service Level as set forth in Schedule 3 (Hosting SLA).

4.3 Both Parties will co-operate with one another throughout this Agreement and make reasonable commercial endeavours to ensure that their business collaboration is successful and to that end each will appoint a suitably senior representative to manage the contractual relationship.

5. INTEGRATION

5.1. GMGI shall procure integration with the Software by its Sub-licensees in accordance with instructions and integration specifications provided by Amelco as soon as reasonably practicable after the date hereof and ensure that the its environment meets, at all times throughout the Term, these specifications and any updated specifications about which Amelco may notify GMGI from time to time.

5.2. Amelco shall have the right to withhold permission to make the Sportsbook available to the End Users until GMGI or its Sub-licensee meets all the integration requirements provided by Amelco. Amelco shall also have the right to suspend the operation of this Agreement and access to the Sportbook and/or request GMGI to terminate provision of all or any of the Sportsbook to the End Users in circumstances where the Licensed Application and/or Sportsbook have not been available to the End Users or functionality of the Licensed Application and/or Sportsbook has been impacted for more than 48 hours within a calendar month due to failure of GMGI's (or any relevant Sub-licensee's) equipment or hardware, or due to any reason whereby GMGI's (or any relevant Sub-licensee environment does not meet integration specifications or specifications as updated pursuant to 5.1 above. Amelco may, in its absolute discretion, make the Licensed Application and Sportsbook available to GMGI (or relevant Sub-Licensee) once it is satisfied that GMGI (or Sub-Licensee) has fully remedied the relevant defect or event and adequately provided for future similar occurrences.

6. DELIVERY AND ACCEPTANCE

6.1. Following the Delivery Date(s), GMGI shall procure acceptance testing of the delivered Deliverables in the testing environment (a designated environment provided by Amelco on an ad hoc basis and dedicated for the purpose of testing applications) in order to verify that such Deliverables substantially conform to the Documentation.

6.2. If within 5 (five) Business Days as of each Delivery Date GMGI does not provide Amelco with a written notice containing reasonable description of substantial non-conformity of the Deliverables to the Documentation, the respective Deliverables shall be deemed as accepted by GMGI. In case of substantial non-conformity Amelco shall use reasonable efforts to remedy such non-conformity and re-deliver the respective Deliverable to GMGI within no later than fifteen (15) Business Days of receipt of written notice, or such other period mutually agreed upon in writing by the Parties.

7. GMGI REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

GMGI represents, warrants and undertakes to Amelco as follows, to be true as of the date hereof and to be true and to fully bind GMGI at all times during the Term:

7.1. it is duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated (or, if different, has its principal place of business), and is fully qualified and empowered to own its assets and carry out its business;

7.2. it has full power to enter into, and to exercise its rights and perform its obligations under, this Agreement, and this Agreement, when executed, will constitute the valid, lawful and binding obligations of it, enforceable against it in accordance with its terms;

7.3. it has obtained, and throughout the Term, shall continuously maintain, all the necessary licences, consents, approvals and/or permits under any Applicable Laws pertaining to the launching and operation of the Sportsbook and the Licensed Application and/or any part thereof ("**Permits**"). GMGI shall be solely responsible for obtaining and maintaining all such Permits and for ensuring that the Sportsbook and the Licensed Application, their distribution promotion and marketing and use by the Sub-licensees comply with all Applicable Laws;

7.4. it has complied and will continue to comply with all Applicable Laws relevant to its entering into this Agreement and performing its obligations and exercising its rights under this Agreement, including, without limitation to, in respect of its use of the Licensed Application and its promotion and licensing of the Sportsbook. In no event shall Amelco bear any liability whatsoever for any breach by GMGI of any Applicable Laws;

7.5. GMGI shall be solely responsible to ensure compliance at all times of its websites and the services offered thereon and in connection therewith, with all Applicable Laws. GMGI may request Amelco (and Amelco will accede to such request as soon as reasonably practicable) to block any such additional territory from the systems and services offered or operated by Amelco under the Agreement where it holds legitimate concerns about compliance and thereafter such territory will qualify as an Excluded Territory. Amelco will also be

entitled, upon giving GMGI such notice as reasonably practicable, to require the GMGI to treat additional territories as an Excluded Territory for the purpose hereof and to block such territory from the systems and services offered under the Agreement and to treat it as an Excluded Territory;

7.6. GMGI shall use reasonable endeavours to ensure its Sub-licensees shall not make the Sportsbook available or accept or make any payment to any End User with an IP address registered outside of the Territory;

7.7. GMGI shall promptly deliver to Amelco any claim, demand, alert or other communication received by GMGI from any third party, which is related to the Licensed Application and/or the Sportsbook (the "**Communication**") and shall coordinate with Amelco in connection with any response to a Communication and not respond to any Communication without the Amelco's prior written consent;

7.8. GMGI shall not, as part of the Licensed Application, make available content which is illegal, which discriminates on the grounds of race, religion, gender, sexuality or otherwise, or which depicts violence or sexual behaviour;

7.9. GMGI shall not, at any time during or after the Term hereof, disparage, discredit or denigrate Amelco, its trademarks, trade names, the Licensed Application or the Sportsbook;

7.10. during the Term, GMGI shall co-operate with Amelco in all matters relating to the Services, provide all reasonably required data ;

7.11. it will use reasonable endeavours to assess whether the content of the Media Channels complies with all Applicable Laws and will promptly notify Amelco where it has specific concerns;

7.12. it will use reasonable endeavours to ensure its Sub-licensees, have sufficient and appropriate measures in place to protect children and the vulnerable and all in accordance with Applicable Laws;

7.13. it will use reasonable endeavours to ensure its Sub-licensees, conduct gambling fairly and in adherence to all consumer protection requirements under all Applicable Laws;

7.14. GMGI shall promptly bring to the attention of Amelco any information it shall have regarding the improper or wrongful use of the any Sportsbook and/or the Licensed Application and/or Amelco's name, logo or other Intellectual Property Rights, or any information which is or may be material to the support of the Licensed Application; and

7.15. objects of Intellectual Property Rights used and/or provided to Amelco by GMGI/Sub-Licensee and/or any third party acting in direct connection with this Agreement including, without limitation to Media Channels (i) do not infringe a copyright, trademark, patent, trade secret, privacy, publicity, or other proprietary or personal rights of any third party, (ii) do not offend taste or decency, nor are defamatory, obscene, racist, materially inaccurate, nor are so violent, sexual or abusive in nature as to be reasonably likely to cause offence, or otherwise be in breach of any Applicable Law, regulation or code of conduct or result in Amelco being in breach of the foregoing, and/or (iii) do not contain any computer viruses, logic bombs, Trojan horses and/or any other items of software which may disrupt the proper operation of the Sportsbook, and/or (iv) do not violate nor their operation in the manner specified in this Agreement constitutes a violation and/or breach of any Applicable Laws.

8. AMELCO WARRANTIES; LIMITATION ON WARRANTIES

8.1. Amelco warrants, represents and undertakes to GMGI to be true as of the date hereof and to be true and to fully bind Amelco at all times during the Term that:

8.1.1. it is duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated (or, if different, has its principal place of business), and is fully qualified and empowered to own its assets and carry out its business;

8.1.2. it has full power to enter into, and to exercise its rights and perform its obligations under this Agreement, and this Agreement, when executed, will constitute the valid, lawful and binding obligations of it, enforceable against it in accordance with its terms;

8.1.3. it has the right to grant to GMGI the licence of the Licensed Application and Sportsbook as set out in this Agreement;

8.1.4. it has obtained any necessary licences, consents, approvals and/or permits under any Applicable Laws pertaining to the provision of the Licensed Application and Sportsbook and/or any part thereof; and

8.1.5. the Services will be performed with reasonable skill and care, using competent and experienced staff (the "**Service Warranty**").

8.2. WITHOUT DEROGATING FROM THE OTHER EXCLUSION OR LIMITATION OF LIABILITY PROVISIONS IN THIS AGREEMENT, AMELCO SHALL NOT BE LIABLE FOR ANY DEFECT TO THE EXTENT THEY RESULT FROM: (a) use of any of the Sportsbook and/or the Licensed Application otherwise other than in accordance with the Documentation and this Agreement; (b) any modification to the Sportsbook and/or of the Licensed Application not carried out or authorised in writing and in advance by Amelco or its authorised representative; (c) failure of electric power or environmental control systems, failure of hardware, software or other products or services not supplied by Amelco, or any other matter beyond the reasonable control of Amelco; or (d) the use of the Sportsbook and/or the Licensed Application in combination with any software, hardware or data that has not been supplied or expressly authorised by Amelco where without such combination no Defect would arise.

8.3. Amelco warrants and represents to GMGI that to the best of its knowledge, the use of the Sportsbook and the Licensed Application in accordance with the terms of this Agreement and in accordance with all relevant Documentation will not infringe the copyrights, database rights or trademarks of any third party.

8.4. In respect of a claim of breach of warranty set out in Section 8.3 above, Amelco may, at its sole option and expense, and provided the GMGI notified it of such claim promptly: (i) procure for the GMGI the right to continue using the Licensed Application or the relevant element of the Sportsbook or (ii) modify the Licensed Application or element of the Sportsbook so that it is non-infringing; or (iii) procure a replacement product that has substantially the same functionality; or, if none of the above options is reasonably available, in Amelco's sole discretion, (iv) terminate this Agreement solely insofar as it relates to the offending element of the Sportsbook or offending aspect of the Licensed Application (i.e. this Agreement shall cease to apply to the specific element of the Sportsbook or offending aspect of the Licensed Application causing the problem).

8.5. For the avoidance of doubt Amelco is not providing any warranty and does not assume any liability whatsoever under this Agreement, directly or indirectly, with respect to any asserted breach of third party rights, if such asserted breach arises from the use of the Sportsbook and/or the Licensed Application otherwise than in accordance with this Agreement and/or the Documentation.

8.6. Notwithstanding anything else to the contrary in this Agreement, if Amelco's performance of its obligations under this Agreement is prevented or delayed by any act or omission of GMGI its agents, subcontractors, consultants or employees, or failure of the GMGI's equipment, Amelco shall not be liable for any costs, charges or losses sustained or incurred by GMGI that arise directly or indirectly from such prevention or delay.

8.7. IN THE EVENT OF COMMUNICATIONS OR SYSTEM ERRORS OCCURRING IN CONNECTION WITH THE SOFTWARE, AMELCO WILL NOT BE LIABLE TO GMGI OR TO ANY THIRD PARTY (INCLUDING SUB-LICENSEES) FOR ANY COSTS, EXPENSES, LOSSES OR CLAIMS ARISING OR RESULTING FROM SUCH ERRORS.

8.8. AMELCO'S ENTIRE LIABILITY AND GMGI'S SOLE REMEDY IN RESPECT OF A DEFECT AND/OR BREACH OF THE SERVICE WARRANTY ARE AS SET OUT IN THIS SECTION 8 AND SCHEDULE 2 HEREOF, TO THE EXCLUSION OF ALL OTHER REMEDIES WHETHER IN CONTRACT, TORT OR OTHERWISE.

8.9. THE WARRANTIES AND REPRESENTATIONS SET FORTH IN THIS SECTION 8 ARE AMELCO'S SOLE AND EXCLUSIVE WARRANTIES MADE BY IT PERTAINING TO THIS AGREEMENT, THE SOFTWARE, THE LICENSED APPLICATION, THE SPORTSBOOK AND ANY AND ALL RIGHTS, MATERIALS, INFORMATION AND/OR SERVICES PROVIDED BY AMELCO IN RELATION THERETO. TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OTHER WARRANTIES AND REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE EXCLUDED AND IN PARTICULAR AMELCO DOES NOT WARRANT THAT: (A) THE OPERATION OF THE SOFTWARE WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT ANY DEFECTS IN THE SOFTWARE WILL BE CORRECTED, OR THAT THE SOFTWARE IS VIRUS-FREE; OR THAT (B) THE SOFTWARE IS OF SATISFACTORY QUALITY OR FIT FOR ANY PARTICULAR PURPOSE; OR THAT (C) THE SOFTWARE WILL MEET GMGI'S PARTICULAR REQUIREMENTS, WHETHER OR NOT THOSE REQUIREMENTS HAVE BEEN MADE KNOWN TO AMELCO; OR THAT (D) USE BY GMGI OR ITS SUB-LICENSEES OF THE SOFTWARE WITH ANY OTHER SOFTWARE, OR WITH INAPPROPRIATE HARDWARE, WILL NOT CAUSE ANY DISTURBANCE TO THE SOFTWARE OR TO SUCH OTHER SOFTWARE.

9. BILLING AND REPORTING; FINANCIAL CONSIDERATION; ACCOUNTING

9.1. In consideration of the grant of the license set out in this Agreement and the provision of the Services, GMGI shall pay the fees as determined in Schedule 2 ("Fees").

9.2. Within five (5) Business Days of the end of each calendar month, GMGI shall provide Amelco with a report including: (i) Turn-over - the total amount wagered in the Sportsbook including per each event; (ii) Winnings

payouts - the total amount won by and paid to or payable per each event; (iii) Gross Revenues.

9.3. Within ten (10) Business Days following receipt of the report referred to in Section 9.2, Amelco shall issue GMGI with an invoice for the Fees pertaining to the previous month which invoice will be payable ten (10) Business Days thereafter PROVIDED THAT GMGI is then in receipt of the relevant monthly fees due from any Sub-licensee , GMGI having made all reasonable commercial attempts to recover such sums. If such sums remain unpaid after a further twenty (20) Business Days, GMGI having continued to make all reasonable commercial endeavours to recover such sums due, the Parties will discuss and agree the next steps in connection with such Sub-licensee , including termination of the Sub-licence and other steps to make recovery. For the avoidance of doubt if such monies are not recovered within the relevant statute of limitation period, GMGI is not obliged to account to Amelco for the same .

9.4. Each Party undertakes to provide, within five (5) Business Days from any request provided by the other party, any additional information that the other Party may reasonably require in order to fulfil its banking disclosure requirements and/or for any other regulatory purpose.

9.5. Notwithstanding the foregoing provisions of this Section 9, GMGI shall not have the right to net off any amounts due to it by Amelco under this Agreement against any and all fees and other payments due under this Agreement. If GMGI wishes to net off any amount, GMGI will provide Amelco within 15 (fifteen) days as of the end of each calendar month with respect to which GMGI wishes to net off amounts, with a notice regarding any such netting off of mutual outstanding amounts. Amelco may, in its sole discretion, accept or reject such request.

9.6. Should GMGI fail to make any payment in full on the due date under this Agreement, then, without limiting any of Amelco's other rights and remedies in such event, the amount due shall carry interest at the default rate of the lesser of (i) 3% per annum above Barclays Bank plc's base lending rate from time to time, or (ii) the highest rate permitted by the Laws of England and Wales, accruing on a daily basis from the due date until the date of actual full and complete payment, whether before or after judgment, and compounded monthly.

9.7. The fees due to Amelco exclude all taxes, Value Added Tax (where applicable), withholding tax (where applicable), charges, duties, fees, excises and/or tariffs (the "**Taxes**") and all Taxes shall be paid by GMGI to the extent they may apply. The Fees represent the benefit to be received by Amelco net of any Taxes. For the purpose of this Section, if required, GMGI will gross up the fees, where applicable, to ensure that Amelco receives its fees net of any Taxes.

10. RECORDS; AUDIT

10.1. GMGI shall maintain complete and accurate records containing sufficient information to permit Amelco to confirm the accuracy of reports delivered and Services provided, if such confirmation becomes needed. GMGI shall retain such records for at least 3 (three) years following the end of the calendar year to which they pertain.

10.2. Amelco may, once per year during the Term and for two (2) years thereafter, on prior written notice to GMGI, inspect and audit the GMGI's books and accounting records, in order to verify that all reports and payments have been made in compliance with the provisions of this Agreement.

10.3. Any inspection or audit as set forth in Section 10.2 shall be at the cost of the Amelco. However, should Amelco discover, as a result of an audit carried out in accordance with this Section or otherwise, any material errors or omissions, or other non-compliance with the provisions of this Agreement, then, without prejudice to any other rights, GMGI agrees to immediately pay for the costs of the investigation and any relevant outstanding fees plus interest on each amount for the period from and including the date on which that amount was due and payable up to the date of actual payment, at the rate of 3% per annum above Barclays Bank plc's base lending rate from time to time.

11. INTELLECTUAL PROPERTY RIGHTS; IPR CLAIMS; INDEMNIFICATION

11.1. Amelco retains ownership of all Intellectual Property Rights in and to the Software, Documentation and anything developed by Amelco and delivered to GMGI under this Agreement, including as a result of the Services provided under this Agreement. GMGI agrees that it will execute any and all assignments or other documents, which are necessary to give effect to this Section 11.1.

11.2. Amelco reserves any and all rights not expressly granted herein to GMGI, including, without limitation to, any and all rights to the Source Code, modification rights, translation rights, rental rights or any other rights of the Licensed Application and the Sportsbook. Furthermore, nothing in this Agreement shall be construed to confer any rights upon GMGI or any third party by implication, estoppel, or otherwise as to any Intellectual Property Rights of Amelco, except as specifically stated herein.

11.3. GMGI retains ownership of all Intellectual Property Rights in the GMGI IP and nothing in this Agreement shall be construed to confer any rights upon Amelco or any third party by implication, estoppel, or otherwise as to any Intellectual Rights of GMGI, except as may be specifically stated herein.

11.4. GMGI shall not, directly or indirectly: (a) attempt to invalidate any Intellectual Property Rights in the Software or the Sportsbook; (b) assert that any right, title or interest in the Software, Sportsbook Documentation, or any part thereof belongs to it or any third party other than Amelco; or (c) assert that the Software, Sportsbook, Documentation, or any part thereof infringes the Intellectual Property Rights of any third party.

11.5. GMGI hereby acknowledges and agrees that Amelco owns solely and exclusively, or is duly licensed to use, any and all right, title and interest in and to the Software, Sportsbook any Updates thereto, as well as any other modification, enhancement, adaptation, translation or other change of or addition to the Software or Sportsbook, even if developed by Amelco based on ideas, suggestions, specifications, demands or proposals by the GMGI End Users or any other third party (including Sub-licensees). GMGI irrevocably assigns to the Amelco, and shall procure an identical assignment from any End Users or Sub-licensees, all right, title, and interest it has (or they have) so far as they relate to copyright in software or other Intellectual Property Rights.

11.6. Subject to the provisions of Section 16 insofar as it applies to limit the liability of each of the Parties, each hereto agrees to indemnify, defend and hold harmless the other party, any member of such other Party's Group and their respective officers, directors, employees and agents, from and against any claim, loss, liability, damage, cost or expense (including reasonable attorney's fees and costs) incurred as the result of a third party claim against any of them, which arises out of or in connection with (a) a breach by such Party of a representation, warranty or covenant under this Agreement, or (b) subject to Section 11.6, an IPR Claim relating to the Licensed Application or Sportsbook (if the claim is against GMGI) or to the GMGI IP (if the claim is against the Amelco).

11.7. The indemnification obligations above shall be subject to the following conditions and limitations: (a) the relevant indemnified party (the "Indemnified Party") shall notify the other party (the "Indemnifying Party") promptly after the assertion of any claim, demand, complaint or other action by a third party or occurrence of any event which may give rise to indemnification hereunder; (b) the Indemnifying Party shall be entitled to assume the defence against such action or claim, in which case the Indemnified Party shall provide the Indemnifying Party with reasonable access to its records and personnel relating thereto during business hours, and shall otherwise cooperate with the Indemnifying Party in the defence or settlement thereof; (c) whether or not the Indemnifying Party has assumed the defence as aforesaid, none of the Indemnified Party or the Indemnifying Party shall settle or compromise any such action or claim without the prior written consent of the other party, in the event such compromise or settlement involves any admission of guilt or is otherwise detrimental to the goodwill of the other party; (d) if the Indemnifying Party has assumed the defence as aforesaid, the Indemnified Party shall in any event not settle or compromise any such action or claim, without the prior written consent of the Indemnifying Party.

11.8. Amelco will not indemnify GMGI if it (i) alters the Licensed Application and/or the Sportsbook or uses it outside the scope of the permitted use or GMGI uses a version of the Licensed Application and/or the Sportsbook which has been superseded, if the infringement claim could have been avoided by using an unaltered current version of the Licensed Application and/or the Sportsbook which was provided to the GMGI; (ii) to the extent that an IPR Claim is based upon any information, design, specification, instruction, software, data, or Licensed Application and/or the Sportsbook as applicable not furnished by the Amelco; (iii) to the extent that an IPR Claim is based upon the combination of the Licensed Application and/or the Sportsbook with any products, hardware or services not provided by Amelco provided that the Licensed Application and/or the Sportsbook, standing alone, would not otherwise give rise to the IPR Claim.

11.9. This Section states each Party's sole and exclusive remedy and the other Party's entire liability in respect of any IPR Claim to the exclusion of all other remedies whether in contract, tort or otherwise.

12. CONFIDENTIALITY

12.1. In this Agreement "**Confidential Information**" includes:

12.1.1. all information in whatever medium relating to the trade secrets, operations, processes, plans,

intentions, product information, know-how, designs, market opportunities, transactions, affairs and/or business of a Party and/or its customers, clients, suppliers or any member of its Group, holding companies and/or subsidiaries;

12.1.2. all information relating to the Software including its related Documentation;

12.1.3. the terms or subject matter of this Agreement; and

12.1.4. the negotiations relating to this Agreement.

12.2. Each Party shall both during this Agreement and thereafter:

12.2.1. keep all Confidential Information disclosed to it by the other Party strictly confidential;

12.2.2. not disclose any such disclosed Confidential Information to a third party, other than to its employees and officers on a need to know basis for the performance of that Party's obligations under this Agreement, and only then provided that the relevant Party shall ensure that each such employee or officer shall keep such Confidential Information confidential and shall not use any of it for any purpose or disclose it to any person, firm or company other than those for which or to whom that Party may lawfully use or disclose it under this Agreement; and

12.2.3. use Confidential Information disclosed to it only in connection with the proper performance of this Agreement.

12.3. Section 12.2 above shall not apply to any Confidential Information to the extent that it:

12.3.1. comes within the public domain other than through breach of Section 12.2 above;

12.3.2. is required or requested to be divulged by any Competent Authority to which either Party is subject, wherever situated;

12.3.3. is known to the receiving party before the disclosure to it, as can be proven by written evidence; or

12.3.4. is disclosed with the other Party's prior written approval to the disclosure.

12.4. This Section shall continue in force after the expiry or termination of this Agreement, whatever the reason for termination, and for a period of two (2) years thereafter

12.5. Upon the termination of the Agreement, or at a Party's request, the other Party shall deliver all files, documents, computer programs and other media received (and all copies and reproductions of any of the foregoing) to the extent that the same contain Confidential Information and shall, so far as reasonably practicable, permanently erase any Confidential Information from any computer, word processor or other device containing, comprising or including Confidential Information. Upon the request of a Party, the other Party shall certify in writing that it, and each of its representatives to whom Confidential Information has been provided, has complied with foregoing provisions.

13. TERM AND TERMINATION

13.1. The term of this Agreement shall be for an initial period of two (2) years from the Launch Date (the "**Initial Term**"). In the event that neither Party gives written notice to the other Party of its intention not to renew this Agreement at least one hundred and twenty (120) days prior to the end of the then current term, this Agreement shall be automatically renewed for an additional two (2) years and shall continue to be renewed on the same basis and for the same additional terms (the Initial Term together with all renewal terms shall be referred to as the "**Term**").

13.2. Either Party may terminate this Agreement with immediate effect by giving written notice to the other Party if the other Party:

13.2.1. has committed a breach of this Agreement (including, without limitation to, a breach by GMGI of its payment obligations hereunder) and, if such breach is capable of remedy, has failed to remedy the breach within thirty (30) days after receiving notice from the terminating Party specifying the breach and requiring the breach to be remedied. For the purposes of this Section, a breach shall be considered capable of remedy if the defaulting Party can comply with the provision in question in all respects other than time of performance (provided that time of performance is not of the essence);

13.2.2. ceases, or threatens to cease, to carry on the whole or a substantial part of its business;

13.2.3. becomes unable to pay its debts as and when they fall due, makes an arrangement or composition with its creditors;

13.2.4. is the subject of the commencement of any bankruptcy proceedings, the passing of a resolution for its winding up, the giving of a notice of appointment or intention to appoint an administrator or liquidator (which is not dismissed, withdrawn or set aside within fourteen (14) days of presentation); or

13.2.5. has an administrator, an administrative receiver or trustee appointed over all or any of its assets.

13.3. In addition, Amelco may terminate this Agreement with immediate effect in the following cases:

13.3.1. if GMGI breaches the terms of payment for more than fifteen (15) days in succession or in the aggregate;

13.3.2. any change of control of GMGI or the GMGI's Group to a competitor (defined, for the purposes of this Section, as an entity in the gaming industry), unless Amelco has consented thereto in writing prior to such change provided by this Section;

13.3.3. a Competent Authority threatens or investigates regulatory enforcement proceedings or actions against Amelco (or third party, based on agreement with which the Sportsbook is provided to GMGI as a result of GMGI's/Sub-licensee's activity and/or this Agreement; or if a Competent Authority orders, notifies or recommends that the Amelco (or third party, based on agreement with which any of Sportsbook is to the GMGI) should prevent GMGI from using the Software; or otherwise if the continuation of this Agreement will have a detrimental impact on the Amelco and/or any members of its Group to be qualified for or to hold or maintain any licence, permit or approval granted or to be granted anywhere in the world;

13.3.4. expiration or termination of Amelco's agreement(s) with a third party that relate to the Software;

13.4. Amelco has the right to terminate the Agreement, upon 90 (ninety) days' prior written notification to GMGI where the GGR paid to Amelco in any successive three period has fallen below any budgeted projections which the Business Managers may agree in writing from time to time .

14. EFFECT OF TERMINATION

14.1. Promptly upon expiry or termination of this Agreement, for any reason whatsoever, GMGI shall cease all use of the Licensed Application and any part thereof, and the Sportsbook and shall return or, at Amelco's option, destroy all copies of Confidential Information, the Sportsbook and the Licensed Application (including any Documentation) in its possession or control, and provide Amelco with a certificate signed by an officer of GMGI attesting thereto.

14.2. The expiry or termination of this Agreement for any reason shall not affect:

14.2.1. any rights, obligations and/or liabilities accrued before the date of termination or expiry; or

14.2.2. any rights, obligations and/or liabilities expressed to continue in force after and despite expiry or termination.

14.3. The obligations under Sections 10, 9.3 11, 12, 13, 14-28 and 30 -33 shall survive the expiration or termination of this Agreement for any reason, without limitation of time.

15. RESTRICTIVE PROVISIONS

15.1. During the Term and during a period of twelve (12) months after its expiration or termination for any reason whatsoever, neither Party shall, directly or indirectly, either alone or through any members of its Group (or any of their employees, agents, advisers and any person acting on their behalf): solicit, interfere with, entice away from the other Party or any members of other Party's Group, offer, hire or engage any director, employee, consultant, independent contractor, agent or any other individual or entity with whom the other Party or any members of its Group have (or has at any time within the six (6) month period immediately prior thereto) any contractual relationship (or seek to do any of those things) and/or offer to employ or aid or assist in or procure the employment by any other person of any such person and/or encourage any such person to terminate such employment or other relationship with other Party or any members of its Group.

16. LIMITATION OF LIABILITY

16.1 Nothing in this Agreement shall limit or exclude the liability of either Party to the other in respect of:

16.1.1. fraud;

16.1.2. death or injury to persons caused by negligence;

16.1.3. any other liability which cannot by law be limited or excluded;

16.1.4. GMGI's obligation to pay any Fees;

16.1.5. either Party's breach of the obligations set out in Section 12 (Confidentiality); and

16.1.6. GMGI's breach of the obligations set out in Section 2 (Licence) and Section 3 (Sublicensing);

16.2. NEITHER OF THE PARTIES SHALL BE LIABLE TO THE OTHER PARTY FOR ANY OF THE FOLLOWING TYPES OF COSTS LOSS OR DAMAGE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH COSTS LOSS OR DAMAGE OR IF SUCH COSTS LOSS OR DAMAGE WAS REASONABLY FORESEEN:

16.2.1. INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND;

16.2.2. LOSS OF BUSINESS, PROFITS, REVENUE, CONTRACTS OR ANTICIPATED SAVINGS;

16.2.3. LOSS OR DAMAGE ARISING FROM LOSS, DAMAGE OR CORRUPTION OF ANY DATA, INCLUDING BUT NOT LIMITED TO DATA OF GMGI STORED BY AMELCO; OR

16.2.4. COMPENSATION PAID TO ANY SUB-LICENSEE IN EXCESS OF TEN THOUSAND US DOLLARS OR ANY WINNINGS PAYABLE ON A BET IN EXCESS OF TEN THOUSAND US DOLLARS (USD 10,000) WITHOUT AMELCO'S PRIOR APPROVAL.

16.3. THE MAXIMUM AGGREGATE LIABILITY OF EITHER PARTY FOR ANY LIABILITY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, HOWSOEVER ARISING (INCLUDING BY WAY OF CONTRACT AND/OR UNDER AN INDEMNITY) IN TORT (INCLUDING NEGLIGENCE OR ANY OTHER THEORY OF LAW), SHALL BE LIMITED TO THE LOWER OF: ONE HUNDRED THOUSAND US DOLLARS (USD 100,000) OR AN AMOUNT EQUIVALENT TO THE FEES OF THE PRECEDING SIX (6) MONTHS.

16.4. The provisions of this Agreement allocate the risks between Amelco and GMGI and GMGI agrees and acknowledges that Amelco's pricing reflects this allocation of risk and the limitation of liability specified herein.

17. DATA PROTECTION

Each Party undertakes and agrees that it will comply with all applicable data protection legislation in the handling of personal data and shall at all times comply with the provisions of the Data Processing Agreement in the form set out in Annex 1.

18. NOTICES

18.1. Notices between the Parties relating to this Agreement must be in writing and must be delivered personally or sent by prepaid first class post or pre-paid air mail post to the address set out in Section 18.2 of this Agreement or to the e-mail address set out in Section 18.2. Alternative details may be notified by a Party for the purposes of this Section.

18.2. Notices shall be treated as received as follows: if delivered by hand, when delivered; if sent by first class post, 48 hours after posting; if sent by air mail post, 72 hours after posting; if sent to e-mail, then the day of sending, unless within 2 (two) business days the sending Party receives the notice that the e-mail delivery has failed. Any notices that would be treated as received out of Business Hours shall be deemed given on the next Business Day. Any notices that would be treated as received on non-working day shall be deemed received on the following Business Day.

Golden Matrix Group Inc.
3651 Ste D131 Las Vegas
Nevada 89103
United States of America

Amelco UK Limited
164-166, High Street Rayleigh
Essex SS6 7BC
United Kingdom

19. ASSIGNMENT; SUBCONTRACTING

19.1. Except as expressly set out below neither Party shall assign, transfer, charge, create a trust over or otherwise dispose of its rights and/or obligations under this Agreement (or purport to do so) without the other Party's prior written consent.

19.2. Either Party may assign or transfer its rights and obligations under this Agreement to any member of its Group and shall provide prior written notice of any such assignment or transfer to the other Party.

20. ENTIRE AGREEMENT

20.1. This Agreement together with the documents referred to in it, all Schedules and Addendums represent the entire terms agreed between the Parties in relation to its subject matter and supersedes and extinguishes any prior drafts, and all previous contracts, arrangements, representations, warranties of any nature whether or not in writing between the Parties relating to its subject matter.

20.2. Each Party acknowledges and agrees that in entering into this Agreement on the terms set out in this Agreement:

20.2.1. it is not relying upon (and shall have no remedy in respect of) any statement, representation, warranty, promise or assurance made or given by any other Party or any other person (whether negligently or innocently made), whether or not in writing, at any time prior to the execution of this Agreement, which is not expressly set out in this Agreement; and

20.2.2. its only remedy in respect of any untrue statement, representation, warranty, promise or assurance expressly set out in this Agreement shall be for breach of contract.

21. AMENDMENTS

A purported variation of this Agreement is not effective unless in writing signed by or on behalf of each of the Parties.

22. FORCE MAJEURE

A Party who becomes aware of any event which is beyond the reasonable control of such Party, including, without limitation, war, terror events, new legislation which is applicable to any of the terms of this Agreement, strikes, riots and natural disasters force majeure event which gives rise to, or which is likely to give rise to, any failure or delay in performing its obligations under this Agreement (each of the above, a "Force Majeure Event"), shall forthwith notify the other and shall inform the other of the period for which it is estimated that such failure or delay will continue. The affected Party shall take reasonable steps to mitigate the effect of the Force Majeure Event and shall be entitled to a reasonable extension of the time for performing such obligations. Subject to due compliance with the foregoing, neither Party shall be liable to the other for any delay or non-performance of its obligations under this Agreement arising from the occurrence of a Force Majeure Event.

23. CONFLICTS

23.1. In the event of any conflict or inconsistency between this Agreement (excluding the Schedules) and any of the Schedules, the provisions of this Agreement (excluding the Schedules) shall prevail.

23.2. This Agreement is drawn up in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail.

24. RELATIONSHIP OF THE PARTIES

Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall be construed as creating a partnership or joint venture of any kind between the Parties or as constituting either Party as the agent of the other Party for any purpose whatsoever. No Party shall have the authority to bind the other Party or to contract in the name of or create a liability against the other Party in any way or for any purpose.

25. REMEDIES NOT EXCLUSIVE

Except as expressly provided under this Agreement, the rights and remedies contained in this Agreement are cumulative and are not exclusive of any other rights or remedies provided by law or otherwise.

26. NO WAIVER

26.1. A failure or delay by either Party to exercise any right or remedy under this Agreement shall not be construed or operate as a waiver of that right or remedy, nor shall any single or partial exercise of any right or remedy preclude the further exercise of that right or remedy.

26.2. A waiver by either Party of any breach of or default under this Agreement shall not be considered a waiver of a preceding or subsequent breach or default.

26.3. A purported waiver or release under this Agreement is not effective unless it is a specific authorised written waiver or release.

27. SEVERANCE

27.1. Each of the provisions contained in this Agreement shall be construed as independent of every other such provision, so that if any provision of this Agreement shall be determined by any Competent Authority to be illegal, invalid and/or unenforceable then such determination shall not affect any other provision of this Agreement, all of which other provisions shall remain in full force and effect (subject to Section 27.2 of the Agreement).

27.2. If any provision of this Agreement shall be determined to be illegal, invalid and/or unenforceable, but would be legal, valid and enforceable if amended, the Parties shall consult together in good faith and agree the scope and extent of any modification or amendment necessary to render the provision legal, valid and enforceable and so as to give effect as much as possible to the intention of the Parties as recorded in this Agreement.

28. COUNTERPARTS

This Agreement may be executed in any number of counterparts but shall not be effective until each Party has executed at least one counterpart. Each counterpart when executed shall be an original, but all the counterparts together shall constitute one document.

29. FURTHER ASSURANCE

Each Party will at the request and expense of the other Party execute any document and do anything reasonably necessary to implement this Agreement and use all reasonable endeavours to procure that a third party executes any deed or document and does anything reasonably necessary to implement this Agreement.

30. ANNOUNCEMENTS

Save as required by law, existing contractual obligations or any applicable regulatory authority or government body to which either Party is subject (wherever situated), including stock exchange regulations and guidelines, no Party shall make any public announcement, issue any press release or make any form of statement to the public about this Agreement or any ancillary matter without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.

31. COSTS

Save as otherwise stated in this Agreement, each Party shall bear its own costs in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

32. THIRD PARTIES

Neither Party intends that any term of this Agreement shall be enforceable by virtue of the UK Contracts (Rights

of Third Parties) Act 1999 by any person who is not a Party to this Agreement.

33. PREVENTION OF MONEY LAUNDERING AND COUNTER-TERRORIST FINANCING; ANTI-BRIBERY AND ANTI-CORRUPTION

33.1. GMGI warrants that it is aware of, and during the Term shall strictly comply with, any and all requirements under Applicable Law for the prevention of money laundering and counter-terrorist financing.

33.2. In the performance of their obligations under this Agreement, the Parties (including their officers, directors, employees and sub-contractors) shall:

a) comply with all applicable laws, statutes, regulations and codes relating to anti-bribery and anti-corruption, including (but not limited to) the Bribery Act 2010; and

b) not engage in any activity, practice or conduct which would constitute an offence under sections 1, 2, 6 and 7 of the Bribery Act 2010 regardless of whether such activity, practice or conduct was carried out in the UK.

33.3. Each Party warrants as follows (and for the purposes of this section, "Associated Person" shall mean any person (including an officer, director, employee, consultant or sub-contractor) who performs services for or on behalf of the respective party):

a) each Party will not engage in any activity, practice or conduct which would constitute an offence under any anti-corruption law or regulation; and

b) no Associated Person is either a government official or is owned or controlled, directly or indirectly, by any government or government official.

33.4. Each Party shall notify the other Party immediately if at any time any of the warranties it gives in this section 33 cease to be true and correct.

34. MODERN SLAVERY

Both parties undertake that in performing their respective obligations under this Agreement, they shall comply and shall ensure that each of their respective subcontractors shall comply with all applicable laws, statues, regulations and codes from time to time in force relating to the prevention of slavery and human trafficking including but not limited to the Modern Slavery Act 2015.

35. GOVERNING LAW & JURISDICTION

35.1. This Agreement and all rights and obligations in relation to this Agreement shall be governed by and construed in accordance with the Laws of England and Wales. The Courts of London shall have exclusive jurisdiction to hear any dispute between the Parties related to this Agreement.

35.2. Each Party irrevocably waives any objection, which it may now or later have to proceedings being brought in the English courts (on the grounds that the English courts are not a convenient forum or otherwise).

35.3. Nothing in this Agreement shall prevent Amelco from applying to the courts of any other country for injunctive or other interim relief.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Signed by

____

Name: ________________________

Official position: ________________________

On behalf of: **Golden Matrix Group Inc.**

Signed by

____

Name: ________________________

Official position: ________________________

____

On behalf of: ________________________

Amelco UK Limited

Schedule 1

Services and Sportsbook Description

(A) CORE COMPONENTS

The Core Components of the Service can be broken down into following main areas:

- Sportsbook - Mobile and HTML5
- CMS
- Sports Trading
- Risk Management

Description of the Trading and sportsbook functionality provided by licensing the Trading and Sportsbook system for sport.

Full Feed Framework - A high performance market data feed handler framework, which can incorporate new feeds by introducing new adapters. This allows data to be compared and normalised through a centralised feed engine providing a best of breed scenario for feeds and pricing which can be dynamically selected. This will be used for all feeds for **GMGI.**

Auto Event creation (full lifecycle) - Provides the complete automation of creating events and markets and pricing for pre-match and In-Play. It also allows resulting and settlement to be automated.

Scoreboard monitor - Gives the ability to view the feed event relating to actions and commentary and manually override these if required. In the case of **GMGI** this will relate only to race progress messages.

Algorithmic pricing engine for sports - Utilises an algorithm powered pricing engine to automatically generate prices for pre-match and in-play markets based on mathematical models. The parameters and settings, for each individual model can be dynamically altered.

Odds Publishing service - Provides the functionality to allow prices to be fed to external destinations in different formats i.e. CSF, XML or named value pairs for network efficiency e.g. odds checker.

Resulting and settlement automation - Feed information is used to generate triggers for resulting markets and bet settlement.

The ability to price per channel/region - Centrally managed sportsbook pricing and liability/risk. It allows multiple prices to be published to different regions, specific to the pricing model and attributes/variables that are relevant to that destination/region.

Risk Management and liability engine - Supports single and multiple bets, allows the overall P&L for a trading day to be assessed

User authentication - Access control lists - Allows user permissions and roles to be created and assigned, creating a hierarchy of user permissions relating to user profiles. An example of this is the refunds an employee will be able to made to a customer will be limited by user type.

Bet Settlement and Resulting Engine- Full betting lifecycle functionality supported across all major sports and bet types, settlement processing based on an architecture that partition's load across available nodes. Supports price per customer, cash out before expiry, configurable bet delay, Bet Over-ask and VIP betting.

Content Management System – Dynamic creation of events and images, allows specific locations and customer segments to be tailored to subsets of betting opportunities.

Account Management – Middle office tools support customer registration and management, allowing refunds, corrections, limit management, account suspensions, account tracking, location detection and management, selection and market audit.

Wallet - Full visibility of all transactions from internal or external applications. API documentation for external integration. Integration to payment gateways and engines are fully audited and allow transaction tracking.

Bonus Engine – Allows standard bonus incentives to be created and tailored specifically across competitions, leagues, events and specific to individual sports.

Mobile Distribution Engine – Supports HTML5 based solution for mobiles and native apps for iOS and Android. All applications built around Amelco based API's and supports long poll, smart poll, web socket, RTMP(flash), streaming. All middle office tools for sportsbook client management are also available for mobile based deployments.

(B) AMELCO TRADING SYSTEM AND SPORTSBOOK DELIVERABLES

1Software and Services Supplied By Amelco

- Amelco Sportsbook Platform
- Amelco Sportsbook Managed Service - 24/7
- Technical Managed Service - 24/7
- Hardware, Networking and Hosting
- Wallet and Account Management
- Datawarehouse and Backoffice Tools

2 Software and Services Supplied by **GMGI**

- Marketing and Advertising
- Customer Acquisition
- Operator Licenses for the Territories
- Cover Liabilities from Sports Betting
- First-Line Customer support

THE MANAGED SERVICE

Application Support Service

The managed service support agreement will provide the following services:

- Manage the operation of all technology infrastructures, including; monitoring live operation; monitoring and managing capacity; planning and implementing upgrades etc.
- Fully trained and experienced support engineers, based at Amelco's offices.
- Provide weekly status reports and stats package as defined by **GMGI**
- Providing support to **GMGI**'s own customer services staff. All customer interaction will be with **GMGI or its Sub-licensee,** not with Amelco.
- Proactive and continuous monitoring of the live system 24 hours/day 365 days/year and management and resolution of any **GMGI** issues that arise.
- Build and deployment of NATS software and third-party software dependencies for production
- Support all systems software: NATS trading platform, operating systems, messaging layers, application server, database, messaging, applying upgrades as and when required.
- Manage the problem reporting system, resolution of problem.
- When necessary provide and take overall responsibility for deploying hot software fixes directly to production.
- Regularly and pro-actively tune the production environment to optimise performance as demand changes over time
- Provide system integration support relating to all external software applications that interact with NATS.

Monitoring Components on Production Systems

As part of the Managed Service, Amelco will provide monitoring for live service components to ensure system stability and continued uptime. Amelco's production monitoring is limited to the system metrics specified below;

Continuous monitoring provided by Amelco

- Creation of events, success and exceptions for all sports
- Connectivity to the Amelco exchange, performance related
- NATS connectivity to internal wallet, performance related
- Round trip timing from feed to Bet engine for creation, pricing, suspension
- Sport feed Incident management, relating to performance of updates
- 100 per cent unadjusted Amelco price, for Amelco generated prices
- Monitoring of Amelco message brokers
- Database activity for punter based searches
- Ad hoc request from Traders or **GMGI** support staff
- Incorrect bookmaking price
- Liabilities and individual bets
- Consolidated risk management console

System Maintenance

Hardware installation and maintenance will be responsibility of Amelco and will also be purchased by Amelco for all environments. The specification of the equipment will be determined by Amelco.

Software installation and maintenance will be responsibility of Amelco for all environments.

Reporting and Auditing

Amelco shall be responsible for supplying the following reports;
operational summaries - Incidents, problem management, maintenance, bets placed, bet rejected, settlement of bet.

Amelco will also send **GMGI** a monthly report detailing monthly availability % for the previous month and detail of all Planned and Emergency releases with a breakdown of times.

Any additional ad-hoc reporting requests from GMGI shall be dealt with reasonably on a case-by-case basis and supplied as agreed in writing between the Business Managers .

Commencement, Duration

The Managed Service shall commence immediately on contract signing.

(D) PHYSICAL TRADING TEAM

Overview

Amelco will provide the complete managed trading team, which can independently drive the whole trading operation. An alternative approach is also available which effectively provides a hybrid approach to complement the Sub-licensee's strategies and risk management. Amelco can also train traders to manage strategies and risk management.

The trading team will be responsible for managing the following -

Event Creation

Pre-Match and In-Play Pricing

Resulting

Liability Control

Client Management

Both of these managed services are available 24/ 7 and the level of service is defined within the SLA appendix.

Schedule 2

Fees

[****] of Gross Gaming Revenues received from any Sub-licensee will be paid to Amelco, and [****] retained by GMGI.

Schedule 3

Service Level Agreement

This Service Level Agreement ("SLA") is between Amelco and **GMGI** and sets out the service levels, responsibilities, incident and problem management processes, reporting and contact details agreed between the parties regarding the availability and operation of the Services.

1. SLA Definitions

For the purposes of this SLA the definitions provided for in the Terms and Conditions of the Agreement and the following definitions shall apply in respect of this SLA:

"Business Manager"	means the primary representative for the communication of information between the parties for any matters arising in connection with the provisions of this SLA and whose identities are detailed in the contact details section of this SLA, but which may change from time to time;

"Event of Force Majeure"	is any event beyond either party's reasonable control including, but not limited to the extent these are beyond such control, including acts of god, war or terrorist activity, civil commotion, fire, flood or storm.
"Incident"	is any failure, fault, malfunction, error or function degradation of any part of the Services. For the avoidance of doubt an Incident shall include situations where the end-user experience is deemed poor in the reasonable mutual opinion of **the Business Managers**
"Planned Maintenance"	is between 2.00am and 8.00am India time where Amelco performs a routine upgrade, repair, maintenance, replacement, regulatory inspection or other work on any systems or networks used in connection with its provision and operation of the Services that it deems necessary and that it has properly notified to **GMGI** in accordance with the terms of this SLA;
"Respond"	is in respect of an Incident, the taking of a meaningful action and communication of that action by telephone and/or email during the relevant Support Hours to **GMGI** (such communication to include the action being taken and estimated restoration time), in accordance with Paragraph 11;

"Restore", "Restored"	is the point in time at which, following an Incident the Services has been restored to full working order and functionality and is no longer Unavailable. This may include a temporary fix or work around;
	"Resolution Time" means the time that Amelco need to identify the solution to the remedy of the failure. The actual implementation of the solution may be deployed at a later point, depending on the severity of the issue;
"Service"	means each service supported by Amelco. The first such service is the sports betting ATS application described in Appendix 4
"Services"	means each and every Service, severally and jointly
"Support Hours"	means 24/7 provision of support and maintenance for each service
"Unavailable"	is the period of time when any of the Services are affected by an Incident;

2.SLA Priority Definitions

Priority	P1	P2	P3	P4
Summary	Major incident which causes critical functionality to become unavailable or severe degradation of services provided	Degradation of system performance or core functionality may be unavailable, but not prevent users from accessing critical functions.	An incident causing a moderate impact with the potential to become a P2/P1 if unresolved	An incident causing a low impact to the system or customers
	Can include, but not limited to:	Can include, but not limited to:	Can include, but not limited to:	Can include, but not limited to:
	Site down	Tier One event/content cannot be published	Impacts small number of users	Single game or market producing out of line prices
	Database outage	Pricing on Tier One events are stale	All other settlement issues	Cosmetic issues
	Inability to take any bets	Settlement issues of Tier One events/markets	Market creation	
	Inability to access any Amelco Client	Loss of service from partners (e.g. Tipex)	Low profile event/content cannot be published	
	Settlement stopped working across all events/markets	Breach of regulatory requirements	Pricing on low profile events are stale	
Examples	Security issues or vulnerability of exploitation		Periodic access issues to Amelco client	

			Issues importing future events into ATS	

3. System Availability

The target SLA for availability of the Sport Betting Engine and Trading Platform is 99.9%. Such SLA targets shall be measured on a monthly basis. Amelco shall agree with **GMGI** on a plan and execute it to bring the Services back to the target SLA.

4. SLA Response Resolution Times

	Response	**Resolution**
P1	10 mins	1 hour
P2	20 mins	4.5 hours
P3	24 hours	N/A
P4	N/A	N/A

5. Amelco Support Responsibilities

5.1Amelco shall support, manage and maintain all relevant versions and functions of the live Services via the dedicated Managed Service, ensuring that all the systems and applications integrate seamlessly with each other and are as defined in the Specification and any further specification documentation agreed between the Parties. This support shall include the provision of Incident management and a contact facility during the Support Hours, including, without limitation, Incident co-ordination, calling on third party support providers where applicable, managing such third party support providers and resolving any issues that impact on the availability of the Services.

5.2 Amelco shall make available a technical single point of contact facility, which shall enable the logging, reporting and fixing for resolution of any Incidents twenty-four (24) hours a day, seven (7) days a week including public holidays. This single point of contact facility shall be the 24/7 Technical Support telephone number detailed in Paragraph 16 .Amelco shall provide appropriate monitoring and fault diagnosis services for all elements of the Services.

5.3 Amelco shall ensure that any agreed Major Updates are tested prior to implementation and the work relating to such implementation is completed within the time scales agreed by GMGI. Major Updates shall be implemented in such a way that causes as little disruption as possible to the availability of the Services and following the implementation of the same. Amelco shall also ensure that the Services continue to function and perform at least to the same level of performance prior to the implementation of the Major Update and provide appropriate capacity planning services in relation to the Services in order to meet the performance needs as set out in this SLA. Amelco shall install all application and security patches to their NATS environment as required.

5.4 Amelco shall throughout the term of the Agreement, through version and implementation management and impact analysis, manage and maintain full GMGI status of the Services.

5.5 Amelco shall communicate to GMGI any event that may potentially and/or abnormally affect the Services at least four (4) weeks in advance of the event taking place, if such event has not already been requested in writing as agreed.

6. Support Responsibilities of GMGI

GMGI agrees to provide the following to Amelco in respect of the Services:

GMGI shall supply Amelco with information on any projected increases in or abnormal use of the Services that may impact on the Services for the purposes of planning, management or capacity planning work that Amelco may be required to carry out in relation to the Services. It shall supply (or procure via its Sub-licensee) the customers service for the operation: (1st line)

- Customer support relating account management
- Login issues
- Bet issues
- Settlement issues
- Payment issues
- Fraudulent activity
- VIP customers and potential bet referrals and bet over asks
- Offers in terms of events.
- Offers in terms of bonus
- KYC
- Settling voiding Bets
- Registration –Setup, issues, change management
- Marketing
- Social media
- Fraud – Money laundering, multiple account, identity checking, police contacts, suspicious betting
- Translations
- Deposit, withdrawal management

7. Operational Change Procedure

7.1. The requesting party will submit in writing to the responding party a change request in relation to (i) any changes that it wishes to make to the operational, technical or management processes set out in this SLA; (ii) Planned Maintenance and (iii) any Major Updates and (iv) Migration of Services. Such change requests shall contain full details of the change required, the impact and length of time required to implement the change.

7.2. Amelco shall respond in full to a written change request within five (5) Business Days and acceptance of a change request will not be unreasonably withheld.

7.3. If a change request is agreed between the parties the relevant party shall action the agreed change request as appropriate, within the agreed time scales and at such time and date for implementation as the parties agree. Furthermore, Amelco agrees that all such agreed changes shall be implemented in accordance with **GMGI's** change control implementation processes as notified to it by **GMGI** from time to time.

7.4. For the avoidance of doubt no other changes to this SLA shall be valid unless made in writing and signed by or on behalf of the parties.

8. Monitoring & Fault Diagnosis

8.1. Amelco shall continuously monitor the Services and Systems during the Support Hours, pro-actively managing and resolving any issues that arise.

9. Planned Maintenance

9.1. Amelco shall communicate in writing at least ten (10) Business Days in advance, but no less than five (7) Business Days in advance, any requirement to conduct Planned Maintenance.

9.2. When requested by GMGI to do so (for reasonable business reasons), Amelco shall use reasonable endeavours to defer any requested Planned Maintenance to a more convenient time for GMGI or its Sub-licensees

9.3. Amelco shall inform GMGI at least 24-hours in advance that any agreed Planned Maintenance has been cancelled.

9.4. Amelco shall notify GMGI as soon as reasonably possible of any Emergency Maintenance required to the Services, providing all appropriate details in order to establish the extent to which the maintenance work will have an impact on the availability of the Services.

10. Incident Management

10.1. Amelco will be responsible for managing all Incidents occurring or about to occur in relation to the Services. This includes the management of all Incidents connected to or occurring in relation to any third party systems and services that Amelco uses to provide the service.

10.2. Amelco shall log Incidents and report all Incidents.

10.3. Amelco shall ensure the continuance of effort to clear the Incident and Restore the relevant services.

11. Incident Escalation

11.1. The Parties may instigate escalation to their respective Business Managers at any time (as applicable).

11.2. Escalation shall progress until the Service(s) has been fully restored.

11.3. At each stage of escalation Amelco shall keep GMGI, regularly and fully informed of the Incident status during the Incident period.

12. Problem Management

12.1. With respect to on-going problem management for Incidents that re-occur in connection with the Service(s), Amelco shall keep GMGI regularly informed (at least every Business Day) of progress after restoration has been achieved regarding the closure or permanent fix of that problem. The problem closure communication shall include details about cause, effect and the actions taken to achieve final resolution of the problem.

12.2. Any events or queries relating to the Services (other than an Incident) shall be handled directly by the respective Business Managers on a case-by-case basis.

13. Systems & Services Management

13.1. Amelco shall provide GMGI with impact analysis information for any patches or upgrades to the systems or services used in the provision of the Services that may impact the Services, at the very least, 4 weeks in advance of any patch or upgrade being implemented via Planned Maintenance.

14. Version and Implementation Management

14.1. Amelco shall ensure that the Services is kept up to date and function in accordance with good practice in the IT industry.

14.2. Amelco will remedy defects identified during any acceptance, performance or load testing, user acceptance testing conducted by GMGI. Defects identified during such testing shall be remedied by Amelco at no additional cost. Enhancements that may be suggested by GMGI will be further implemented by Amelco at such cost that may be mutually decided.

14.3. Amelco will provide a mechanism for registering known defects and/or bugs with the Services and make available for review by GMGI upon a reasonable request.

14.4. Amelco shall have tested any new versions/releases of any patches or upgrades prior to implementing any patches or upgrades and shall ensure that any applied patch or upgrade will not have an adverse impact on the performance of the Services and as defined by GMGI Testing processes and deployment procedures.

14.5. Amelco shall ensure that any patch or upgrade to the Services will not (unless approved by GMGI) result in a decrease in the performance of the Services below the levels prior to the changes being made.

15. Reporting

15.1. Amelco shall be responsible for supplying the following reports to GMGI:

15.2. GMGI summaries - incidents, problem management, maintenance, bets placed, bet rejected, settlement of bet.

15.3. Financial reports will be produced at 6am for the previous day trading, relating to profit/loss, bets placed, accepted bets, rejected bets, bets settled

15.4. Any additional ad-hoc reporting requests from GMGI shall be dealt with reasonably on a case-by-case basis and supplied as agreed in writing between the Business Managers .

16.

Contact Details

These details will change from time-to-time and it shall be the responsibility of the Business Manager of each Party to update the other Party in writing of such changes.

Amelco Contact Details

Name	**Position**	**Telephone**	**Email**
24-hour support desk	N/A	+442072204040	servicedesk@amelco.co.uk

17 Support Hours

The Service is supported by Amelco 24 hours x 7 days, 365 days a year

Annex 1

Data Processing Agreement

This Data Processing Addendum ("**Addendum**") forms part of the Agreement ("**Principal Agreement**") between:

(1) **Amelco UK Limited** , a company incorporated in the UK whose registered office is at 162-164 High Street Rayleigh, Essex SS6 7BS ("Vendor"); and

(2) **[Golden Matrix] Limited** a company incorporated in [country], whose registered office is at [address] ("Company").

The terms used in this Addendum shall have the meanings set forth in this Addendum. Capitalised terms not otherwise defined herein shall have the meaning given to them in the Principal Agreement. Except as modified below, the terms of the Principal Agreement shall remain in full force and effect.

In consideration of the mutual obligations set out herein, the parties hereby agree that the terms and conditions set out below shall be added as an Addendum to the Principal Agreement. Except where the context requires otherwise, references in this Addendum to the Principal Agreement are to the Principal Agreement as amended by, and including, this Addendum.

NOW THEREFORE the parties hereby agree as follows:

1. DATA PROTECTION

1. Definitions

In this Addendum:

"**Data Protection Laws**" means:

(a) the General Data Protection Regulation (EU 2016/679) ("**GDPR**") and any legislation which amends, re-enacts or replaces it in an EEA member state or in England and Wales from such time as the United Kingdom ceases to be an EEA member state;

(c) at all times, any other data protection laws and regulations applicable in an EEA member state or in England and Wales from such time as the United Kingdom ceases to be an EEA member state.

"**Data Subject**" means an individual who is the subject of Personal Data.

"**EEA**" means the European Economic Area.

"**Personal Data**" means any data relating to an identified or identifiable individual that are within the scope of protection as "personal data" under the applicable Data Protection Laws and that are processed by the Vendor pursuant to or in connection with the Principal Agreement.

"**Services**" means the services and other activities to be supplied to or carried out by or on behalf of Vendor for Company pursuant to the Principal Agreement;

"**Sub-Processor**" has the meaning set out in Section 1.5.

"**Supervisory Authority**" means any regulatory, supervisory, governmental or other competent authority with jurisdiction or oversight over the Data Protection Laws.

2. Data Processing

2.1. Vendor acknowledges that for the purposes of the Data Protection Laws Company is the Controller and Vendor is the Processor of any Personal Data and that this Addendum constitutes a data processing agreement where required by the Data Protection Laws.

2.2. Vendor warrants, represents and covenants that it will only process Personal Data to the extent it relates to:

(a) the types of Personal Data;

(b) the categories of Data Subject;

(c) the nature and purpose,

set out in this Addendum, and only for the duration specified in Schedule A (Data Processing).

2.3. Without prejudice to Section 1.2.2 Vendor shall:

(a) comply with all applicable Data Protection Laws in the processing of Personal Data; and
(b) process the Personal Data only in accordance with the written instructions of Company, unless Vendor is required to process the Personal Data for other reasons under the laws of the European Union (or a member state of the EEA) to which Vendor is subject. If Vendor is required to process the Personal Data for these other reasons, Vendor shall inform Company before carrying out the processing, unless prohibited by relevant law.

3. Security

(a) Vendor shall have in place and maintain throughout the Term at all times all appropriate technical and organisational security measures to ensure that Vendor's processing of the Personal Data is in accordance with the requirements of the Data Protection Laws and protects the rights of the Data Subjects.

(b) Vendor shall take reasonable steps to ensure the reliability of any employee, agent or contractor who may have access to Personal Data, ensuring in each case that access is strictly limited to those individuals who need to know/access the Personal Data, as strictly necessary for the purposes of the Principal Agreement, and to comply with Applicable Laws in the context of that individual's duties, ensuring that all such individuals are subject to confidentiality undertakings or professional or statutory obligations of confidentiality.

4. Transfers outside of the EEA

Vendor shall not allow any Personal Data to be processed or transferred to any country outside of the EEA unless:

(a) it notifies Company in writing that it intends to transfer any Personal Data outside of the EEA;

(b) Company provides its written consent to such transfer (which consent it may give or withhold in its absolute discretion); and

(c) it provides in advance of a transfer authorised under Section 1.4(b) evidence to Company's satisfaction of appropriate safeguards, as required by Data Protection Laws.

5. Sub-Processors

Company acknowledges that Vendor may engage third parties to carry out processing in connection with the Services ("**Sub-Processor**") subject to Vendor entering into a written agreement with the Sub-Processor under which Sub-Processor is obliged to comply with the terms of this Addendum. Vendor shall notify Company of any intended changes concerning the addition or replacement of Sub-Processors. Vendor shall remain fully liable to Company for any acts or omissions of any Sub-Processors.

6. Information Provision and Data Protection Audits

6.1. On Company's request, such request not to be submitted more frequently than once in any 12 month period, Vendor shall provide to Company all necessary information to demonstrate Vendor's compliance with this Addendum, and shall allow for and contribute to audits, including inspections, conducted by Company or an auditor mandated by Company in relation to the processing of the Personal Data by the Vendor.

6.2. Company shall give Vendor reasonable prior written notice of at least 10 working days of any audit or inspection to be conducted under Section 1.6.1 and shall use (and ensure that each of its mandated auditors uses) its best efforts to avoid causing (or, if it cannot avoid, to minimise) any damage, injury or disruption to the Vendor' premises, equipment, personnel and business while its personnel are on those premises in the course of such an audit or inspection. Vendor need not give access to its premises for the purposes of such an audit or inspection:

a) to any individual unless he or she produces reasonable evidence of identity and authority;

b) outside normal business hours at those premises, unless the audit or inspection needs to be conducted on an emergency basis and Company undertaking an audit has given notice to Vendor that this is the case before attendance outside those hours begins; or

c) for the purposes of more than one audit or inspection, in respect of Vendor, in any 12 month period, except for any additional audits or inspections which Company reasonably considers necessary because of genuine concerns as to Vendor's compliance with this Addendum, where Company has identified its concerns in its notice to Vendor of the audit or inspection.

7. Dealings with Supervisory Authorities

7.1. Vendor shall provide reasonable assistance to Company to allow Company to:

(a) respond to requests relating to Vendor's data processing from Data Subjects or a Supervisory Authority;

(b) prepare any necessary data protection impact assessments or undertake any necessary consultations with Supervisory Authorities.

8. Data Subjects

8.1. On request, Vendor shall provide reasonable assistance necessary for Company to comply with its obligations under the Data Protection Laws in relation to:

(a) the provision of access to, and information relating to, Personal Data processed in relation to a Data Subject;

(b) the rectification of inaccurate Personal Data in relation to a Data Subject;

(c) the permanent erasure of a Data Subject's Personal Data;

(d) the restriction of processing of the Personal Data of a Data Subject; and

(e) the provision of a copy of the Personal Data of a Data Subject in machine readable format, and/or the transfer of such Personal Data to a third party.

9. Personal Data Breaches

9.1. Vendor shall notify Company without undue delay upon becoming aware of any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, Personal Data (a "**Security Incident**") or any other breach of this Addendum.

9.2. In the event of a Security Incident, Vendor shall provide Company, at no additional cost, with full co-operation and assistance in dealing with the Security Incident, in particular in relation to:

(a) resolving any data privacy or security issues involving any Personal Data; and

(b) making any appropriate notifications to individuals affected by the Security Incident or to a Supervisory Authority.

9.3. Vendor shall not make any public announcements relating to the Security Incident without Company's prior written approval.

10. Return or Destruction of Data

Vendor, shall, at Company's discretion, destroy or return all Personal Data to Company on termination of the Principal Agreement, and shall destroy or delete all copies it holds of the Personal Data, unless a law of the European Union (or a member state of the EEA) to which Vendor is subject requires that Personal Data to be stored.

11. Order of Precedence

11.1. Nothing in this Addendum reduces Vendor's obligations under the Principal Agreement in relation to the protection of Personal Data or permits Vendor to process (or permit the processing of) Personal Data in a manner which is prohibited by the Principal Agreement.

11.2. Subject to section 1.11.1, with regard to the subject matter of this Addendum, in the event of inconsistencies between the provisions of this Addendum and any other agreements between the parties, including the Principal Agreement and including (except where explicitly agreed otherwise in writing, signed on behalf of the parties) agreements entered into or purported to be entered into after the date of this Addendum, the provisions of this Addendum shall prevail.

12. General

12.1. Should any provision of this Addendum be invalid or unenforceable, then the remainder of this Addendum shall remain valid and in force. The invalid or unenforceable provision shall be either (i) amended as necessary to ensure its validity and enforceability, while preserving the parties' intentions as closely as possible or, if this is not possible, (ii) construed in a manner as if the invalid or unenforceable part had never been contained therein.

12.2. This Addendum may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall constitute a single agreement.

IN WITNESS WHEREOF, this Addendum is entered into and becomes a binding part of the Principal Agreement with effect from the date first set out above.

Vendor

____
(signature)

Name: Leon Wynne

Official position: COO

Company

____
(signature)

Name: Golden Matrix Group Inc.

Anthony Goodman

Official position: Chief Executive Officer

Schedule A
Data Processing

Type of Personal Data to be processed

End User's IP addresses, usernames, game transactions and sessions, platform and software version and log in country code.

Contact details (email addresses and telephone numbers) of employees of the Company and its Group.

Categories of Data Subject whose Personal Data will be processed

Company's End Users and employees of the Company and its Group

Nature and purpose of processing

Vendor will receive, store and transmit the IP addresses, usernames, game transactions and sessions, platform and software version and log in country code and usernames of Company's End Users in order to provide the Services detailed in the Principal Agreement.

Vendor will receive and store contact details of employees of the Company and its Group in order to provide the Services detailed in the Principal Agreement.

Duration of processing

For the term of the Principal Agreement.